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                                                                 EXHIBIT 10.11

                                November 8, 1999

Mark L. Davis
1860 Middleton Avenue
Los Altos, CA  94024

Dear Mark:

We are delighted to offer you an officer's position, as Vice President of Marketing and Business Development for Evolve Software starting on or before December 15, 1999.

Your target compensation will be $220,000 per annum, with a base salary of $170,000 plus an annual bonus target of $50,000 to be awarded (or not) based on the Company's Management Bonus Plan. You will also be provided with a car allowance of $500 per month to help ease your commute from Los Altos.

You will also be provided with 2,000,000 shares of restricted stock at $0.20 per share, vesting at a rate of 1/4th on your first anniversary of employment and 1/48th per month over a three-year period thereafter pursuant to the standard form of agreement provided to all executives of the Company. This includes accelerated vesting provisions under certain circumstances in the event of an acquisition of the Company.

Also enclosed is information about Evolve's health care benefits, 401(k) plan, and other HR matters. Further information about our benefits programs in a packet of materials, including our standard form employment agreement, which provides for "at will" termination of your employment by either you or the Company.

The terms of this offer and all other compensation matters relating to your employment with the Company are confidential and may not be shared with anyone except your family, professional advisors and immediate supervisor.

We are extremely enthused to have you join the Company on the terms set forth above. If you are in agreement, sign below and fax to me at (415) 439-6001, indicating your acceptance of these terms.

                         Sincerely,



                         John P. Bantleman
                         President and C.E.O.

Accepted and agreed to:



By:                                              Date:
    ---------------------------------------            --------------------
               Mark L. Davis